Exhibit 10.19

Agreement	2
Base Rate/Job Grades	24
Bidding Process	10
Bulletin Boards	31
Check-Off	3
Disability Insurance	23
Duration and Termination	32
Education, Safety and Cultural Fund	31
Equipment Furnished by the Company	14
Employee Meat Purchase Plan	15
Ergonomics	20
Funeral Leave	20
Grievance Procedure	15
Guarantee	3
Health Benefits	22
Holidays	12
Hours of Work	4
Layoff and Recall	11
Leaves of Absence	18
Management Rights	2
Meal Periods - Rest Periods	14
Memorandums of Understanding I-II	31
No Strike - No Lockout	15
Non-Discrimination	2
Orientation	11
Overtime Work	5
Pension Fund	21
Prescription Card	22
Recognition and Bargaining Unit	2
Savings Clause	17
Seniority	5
Subcontracting	18
Union Visitation	2
Vacation	13
Wages	23
Waiver	17

AGREEMENT

THIS AGREEMENT made and entered into this 20th day of December 1999 by and between NATIONAL BEEF, of Liberal, Kansas hereinafter referred to as the “Company”, and UNITED FOOD AND COMMERCIAL WORKERS INTERNATIONAL UNION, AFL-CIO-CIC, UFCW DISTRICT LOCAL TWO, hereinafter referred to as the “Union”.

RECOGNITION AND BARGAINING UNIT

The Company recognizes the Union, United Food and Commercial Worker’s International Union, AFL-CIO-CIC, UFCW DISTRICT LOCAL TWO as bargaining agent of all full time and regular part time production and maintenance employees employed by National Beef Packing Company at its facility located at 1501 E. 8th Street, Liberal, KS but excluding all office and clerical employees, lab, professional employees and supervisors as defined by the National Labor Relations Act for the purpose of collective bargaining in respect to rates of pay, wages, hours of employment and other conditions of employment.

MANAGEMENT RIGHTS

Section 1 The Management of the plant and the direction of the working force - including the right to hire, suspend, discipline or discharge for just cause; to assign jobs; to transfer, promote or demote employees; to increase and decrease the working force; production standards and rules applicable to the employees; to determine products to be handled, produced or manufactured; the schedules of production; and the methods, processes and means of production or handling; as well as the right to determine the qualifications and ability of employees; are vested exclusively in the company, provided this will not be used for the purpose of discrimination against any employee or to avoid any of the provisions of this agreement.

Section 2 Supervisors or other personnel may perform any duties that are necessary in the conduct of the business and do not result in the displacement of bargaining unit employees.

Section 3 It is mutually agreed that the Company retains all management rights and prerogatives heretofore held except such rights as are specifically relinquished herein.

NON -DISCRIMINATION

Section 1 Neither the Company nor the Union will discriminate unlawfully against any employee or applicant for employment or union member because of race, color, creed, sex, age, veterans status, handicaps, religion, or natural origin or because of membership or non-membership in the Union.

Section 2 The parties of this agreement will comply with any and all affirmative action requirements.

Section 3 The Company shall not discriminate against or discharge any employee because of immigration hearings and/or deportation hearings that are initiated or are pending, provided advance permission is obtained from the employee’s immediate supervisor. In the event an employee is unable to obtain advance permission, satisfactory written verification from the agency involved will be required.

UNION VISITATION

Union representatives shall have the right to visit the work place to inspect working conditions and to generally carry out the terms of this Agreement providing they make prior arrangements and report to a designated Company representative upon entering the job site, and so long as such visits do not interfere with operations.

CHECK-OFF

Section 1 If authorized and directed to do so by any employee in writing and so long as both such authorization and the contract between the Company and the Union remain in effect, the Company shall deduct the equivalent of the initiation fee, if applicable, of the Union and the equivalent of the weekly Union dues from the pay of such employee. Deductions shall be made from the employee’s pay each week, and the Company shall promptly remit the same to the officer designated by the Union. The Company agrees to recognize the form for check-off authorization which is found at the end of this contract. The Company agrees to furnish the Union with a mailing list of all bargaining unit employees upon request by the Union, however, such requests shall not exceed four (4) times per any calendar year. The Unions agree to defend, indemnify, and hold harmless the Company from any and all claims, suits and damages arising out of or in any way connected with actions taken by the Company, for the purpose of complying with this article of the contract including disposition of such funds after they have been remitted by the Company to the Union.

Section 2 Neither the Union, its officers, nor its members shall intimidate, harass, or coerce employees to cause them to join the Union nor shall the Company intimidate, harass, or coerce employees to prevent them from joining or cause them not to join the Union.

Section 3 The Company will make a deduction for the Union’s Active Ballot Club from the wages of the employees who voluntarily authorize such deductions in writing, based on authorizations received two (2) weeks prior to the deduction date and will forward the Active Ballot Club deduction to the Union.

Such Active Ballot Club deductions will be made fifty-two (52) times during each calendar year during the term of this agreement unless the authorization is canceled with the Union, in writing, by the employee.

Section 4 It is also understood by all parties that the Company shall be required to make deductions only from wages earned for each individual pay period. There shall be no make-up provisions should an employee be off work for any reason, with the exception of vacation.

GUARANTEE

Section 1 Unless notified of a layoff on or before Saturday of the prior week all regular full-time employees will receive a weekly guarantee in the amount of thirty-six (36) hours work or pay in lieu of work at their straight time rate.

The Company shall have the right to reduce the weekly guarantee of hours to thirty-two (32) hours, not more than ten (10) weeks per contract year. Notification of the reductions for any week must be made on the previous Friday. If notification is given and then thirty-six (36) or more hours are worked, it shall not count as a week against the ten (10) weeks.

The guarantee shall be reduced by time absent for any reason and for eight (8) hours each full day in which the plant is unable to operate due to conditions beyond the Company’s control such as: fire, explosion, power failure, storm, strike, or boycott by a labor or similar group. When a holiday or holidays occur in the same work week, eight (8) hours of the holiday pay for each holiday shall be applied toward the guarantee for the week.

Section 2 The guaranteed work week shall apply only to regular full-time employees who commence work on the first scheduled day of the work-week. Employees displaced because of operations of the seniority provisions shall receive pay only for those hours worked in the week hired or displaced.

Section 3 Employees called to work will be provided with a minimum of four (4) hours of work or pay in lieu of work.

Section 4 Employees who are called to work outside their regular work schedule after once going home for the day and not at a time when such work merges with their regular shift shall be guaranteed four (4) hours work at one and one-half (1 1/2) times their regular rate of pay and the employees called to work outside their regular shift shall be paid in accordance with the provisions outlined in the Hours of Work Article.

Section 5 The guaranteed work week shall apply to those regular full-time employees who have completed their probationary period prior to the commencement of that payroll week.

Section 6 All regular full-time employees will be paid gang time on the day they are injured, up to a maximum of eight (8) hours with the exception of maintenance employees who are scheduled for a twelve hour shift. Those maintenance individuals will be eligible for up to a maximum of twelve (12) hours pay.

HOURS OF WORK

Section 1 The work week for payroll purposes shall start at 12:01 a.m. on Monday and ends at midnight Sunday evening.

Section 2 Hours of work shall be scheduled in line with production requirements and employees will be notified in advance of changes in shift schedules except where such change is due to circumstances beyond the control of the Company

Section 3 Regular full-time employees working on holidays shall receive their regular holiday pay and shall be paid at twice their regular rate for work actually performed on such holiday.

Section 4 Gang time for the kill floor will be figured on the work assigned to the gutter. Gang time for the fabrication floor will be figured on the work assigned to the hind saw.

Certain covered workers shall be paid gang time plus six (6) minutes time spent in the following activities: (1) putting on unique, specialized safety equipment (mesh aprons, mesh gloves, arm and belly guards, sleeves, or leggings); (2) taking off unique, specialized safety equipment; (3) walking from the place of work on the production line to the wash station to wash equipment mentioned above;(4) waiting in line at the wash station; and (5) washing the unique, specialized safety equipment. The time spent in such activities may vary from job to job, worker to worker, department to department, and six (6) minutes is a reasonable agreed upon average. If these provisions are held by a court of law not to comply with FLSA, such provisions and/or the payments for gang time shall be suspended and subject to re-negotiation.

Section 5 For the purpose of computing pay for hours worked on Sunday or paid holidays, a shift cutting across two (2) calendar days shall be treated as work on the day which the shift begins.

Section 6 There shall be no pyramiding of premium pay. Any work performed on a holiday, Sunday, or the day designated in lieu of Sunday as provided herein shall be paid at twice the regular hourly rate only and these hours shall not be used in computing weekly overtime.

Section 7 Time and one-half (1 1/2) will be paid for all hours worked in excess of forty (40) hours in any one week, or eight (8) hours in any one day except as provided under section 9 of this article

All employees other than part time and temporary employees shall be compensated at one and one-half (1 1/2) time their regular rate for work performed on their sixth (6th) consecutive day of work within the work week provided they have worked all scheduled hours during the first (1st) five (5) days of said work week.

Section 7, Any employee off work for union business will not be paid for those hours by the Company but that time off will be considered time worked as it relates to the computation of sixth consecutive day over-time pay.

Section 8 Employees working on Sundays with the exception of regularly scheduled employees shall be compensated at twice their regular hourly rate. For employees working on a day designated as their Sunday in lieu of the calendar Sunday, they shall be compensated at twice their regular hourly rate for work performed on the day designated as the employee’s Sunday.

Section 9 Regularly-scheduled maintenance employees who work a twelve (12) hour schedule per day, four (4) days per week will be paid time and one-half (1 1/2) for all hours worked in excess of forty (40) hours in any one week or twelve (12) hours in any one day.

Section 10, Work over 12 hours in any one day shall be on a voluntary basis except in situations beyond the Company’s control such as: fire, explosion, power failure, or storm (This list is by way of example and not intended to be inclusive). Hours beyond twelve (12) hours will be offered to the most senior divisional employees first. Less senior employees may be required to finish the work.

OVERTIME WORK

Section 1 Overtime work for a department shall be divided as fairly and equally as possible between the same departments on different shifts.

Section 2 It is understood and agreed that such equalization cannot be affected on a daily, weekly, or even monthly basis but efforts will be made to change any such imbalance over reasonable periods of time.

SENIORITY

Section 1 Seniority should operate on both divisional and department basis. Divisions and departments within the plant are as follows:

A. Slaughter Division

1. Slaughter, Offal and Yards

2. Coolers and Freezers

B. Processing Division

1. Production

2. Material Handling

3. Loadout

C. Maintenance Division

1. Slaughter Maintenance/By-Products

2. Processing Maintenance

3. Generation/Refrigeration

4. General Maintenance

5. Material Warehouse

6. Load Out/Material Handling Maintenance

D. By-Products

1. Hides

2. Rendering

Section 2 Divisional seniority should be established as the date the employee enters the division. There shall be no transfers of divisional seniority unless an employee who believes they possess the required skills to enter that division submits a request for transfer to the Personnel Office.

Upon receipt of such request the employee will be given fair and reasonable consideration for placement within a different division based upon the need of the request and the required skills of the available job. Requests will be considered on a case by case basis and disposition of the request will be made within twenty-one (21) days of the date the request is filed. The Company will document requests and actions taken for periodic review by a Union Representative.

Section 3 Departmental seniority shall be established as the date the employee is deemed qualified after the first successful bid in that department, or the date the employee is permanently assigned a job as a result of the job being posted with no successful bidder.

Section 4 All employees shall be classified as probationary employees for the first sixty (60) days of employment. During this period they shall have no seniority and shall be entitled to no benefits except as provided in specific statements within this contract. Time spent on layoff, leave of absence, absence due to injury or illness shall not count as days of service toward the sixty (60) days. However, the union shall extend this period by thirty (30) days if the Company requests an extension in writing prior to the completion of the initial sixty (60) days.

Upon successful completion of the probationary period, the employee shall be classified as a regular full-time employee and shall have seniority access to the grievance procedure and the benefits set forth herein.

At the Company’s sole discretion, the Company may discipline, or terminate a probationary employee and no grievance shall be filed or processed on that employee’s behalf. Employees successfully completing the probationary period shall become regular full-time employees and shall have seniority commencing as of the last date of hire.

Section 5 A departmental and divisional seniority list shall be maintained on a bulletin board in the plant and shall be republished on a six (6) month basis.

Section 6 An employee’s seniority and employment shall be forfeited for the following:

1.	Voluntary quitting or discharge for proper cause.

2.	Being absent for three (3) consecutive days without proper notification to the employer.

3.	Failure to return from a layoff within five (5) days after written notice has been sent by certified mail to last known address on Company record that had been provided by employee.

4.	Absence due to lay-off for more than twelve (12) months.

5.	Retirement.

6.	Over staying a leave of absence or breaching terms thereof.

Section 7 Absences of less than twelve (12) months due to a work/non-work related illness/injury shall not interrupt an employee’s seniority.

Section 8 Employees on authorized leave of absence shall retain and accumulate seniority during such leave.

Section 9 Jobs will be posted for bidding on the following basis: Layoff, discharge, resignation, creation of a permanent job, qualification of a former job holder or disqualification of a successful job bidder, except, the Company is not required to post a job it does not intend to fill. Employees shall not be able to bid during their first six (6) months of employment.

Section 10 All job postings shall state the job title, department, and the rate of pay for that job. If a permanent job vacancy occurs, the job will be posted for a period of three (3) working days and the successful bidder moved to the new job within twenty-one (21) days or paid the rate of said job.

Job bids will be awarded to the employee with the most divisional seniority within that department who possesses the ability to perform the job. If there is no eligible departmental bidder, the bid may then go to the most senior eligible divisional bidder from another department. After the first successful bid into a new department, that bidder’s divisional seniority date shall then govern for future bids within that new department.

Section 11 Vacancies not filled from within the department will be awarded to the senior divisional bidder. An employee transferring into a new department will forfeit their former department seniority at the time they qualify on the new job.

Section 12 In the event an employee is the senior bidder on two or more jobs which have been bid concurrently, the employee will be allowed to choose the bid they desire. The job (or jobs) not selected under this circumstance shall be awarded to the next senior bidder without the need to re-post.

Section 13 The successful bidder will be given a reasonable period of time to demonstrate proficiency/qualify. At the time the employee has qualified for a newly bid job, the employee shall be paid the rate of the job and shall be considered a permanent transfer/qualified. For the purpose of this Article, “reasonable period of time to demonstrate proficiency/qualify,” shall be left to the sole discretion of the Company.

Section 14 A successful bidder who disqualifies himself after having been deemed the successful bidder but prior to qualification shall be returned to their former job and frozen from further bidding for a period of twelve (12) months. A successful bidder who is disqualified by management shall be returned to their former job and not be penalized for such disqualification except the employee will be restricted from bidding on the job from which the employee was disqualified for a period of twelve (12) months. This section shall apply to all upward bids.

Section 15 A successful bidder on a lateral or downward bid will be frozen from further bidding for twelve (12) months except in the case of a valid medical reason. A lateral or downward bid shall be an instance in which an employee successfully bids a job equal to or lower in job grade than the employee’s previous successful bid. This section does not apply to employees in the Maintenance Division.

Section 16 An employee who bids upward or laterally will be paid the rate of their former job (or base in the case of an employee who was not on a bid job) until the employee has qualified on the new job. Upon qualification the employee shall receive the rate of pay associated with that job. An employee who has bid to a job with a lower rate of pay shall be paid the lower rate as soon as said employee is moved to the new job bid.

Section 17 When a temporary vacancy exists and will exist for more than one (1) week, the employee in that department with the most divisional seniority and who is fully qualified to immediately perform the vacant job, may request placement on the vacant job, provided it is operationally practical to honor the request, such employee may fill the temporary vacancy. In the absence of such requests, if operationally impractical, the Company may place an employee on the vacant job. A job vacated by a requested employee is not subject to seniority requests or bid posting.

Section 18 The Company reserves the option to disqualify a job holder, once previously qualified, if that individual can no longer perform the job due to technological changes, production speeds, or other inability to perform the job. Any freeze imposed as a result of that individual bidding such a job will be removed and the employee shall be allowed to bid or will be subject to assignment by management.

Section 19 If an employee’s job is deleted because of technological changes, the employee shall not lose their rate of pay for a period of three (3) weeks and the employee will be placed in a position where needed until the employee bids successfully to another job. If an employee declines or gets disqualified from a job equal to or greater in pay then the employee forfeits their guaranteed rate of pay and gets the applicable rate of pay for the job they are performing, provided, they are qualified for this job. If a deleted/eliminated job causes the employee’s freeze, the freeze will be dropped. If a job is reinstated, the employee will be allowed to return to the job, provided, this occurs within ninety (90) days from the point at which the said job was deleted.

Section 20 In the event a job is not filled through the bidding procedure, an employee will be assigned to the job which shall be considered as a regular bid job except it shall not be used for the administration of freezes as described in sections within this article. For clarification purposes, a job that is assigned is a job that had been up for bid and did not have anyone bid this particular job. After an individual is assigned a job, that individual shall hold that job as they would a regular selected job. That individual once qualified will also begin accumulating seniority for further bidding purposes, will be paid the qualified rate for both work and holidays, have all bidding options open to them, and will not have any freezes imposed upon them.

Section 21 All base jobs shall be excluded from the bidding process. The Company may at its sole discretion place employees on these jobs who are not job holders as outlined in previous sections under the Seniority Article.

In the event an employee does not have any bidding freezes imposed as outlined in the Article that employee may submit a request for transfer to the Personnel Office. Each request will be given consideration based upon seniority, ability to perform the job and physical ability.

Section 22 The parties recognize and agree that the below listed jobs have been excluded from the bidding process. Additional jobs may be identified that need to be added or excluded from said list. The Company and Union will mutually agree on those changes.

Section 23 Employees who are hired on the same date shall have their seniority determined by alphabetical order of the last name of that employee.

Section 24 Subject to all applicable laws, an employee may notify the company of a change of name or social security number. Subject to legal verification, such name or social security number change shall be made without loss of seniority or benefits.

SLAUGHTER

PERMANENT		TEMPORARY
Hock Cutter Operator	3010	Knife Room
First Dehorner	3010	Hang Inedible
Midline Trim And Stamp	3010	Clean Office and Outside Area
Hock Blower Operator	3010	Cutting Tail Swithces
Put On Hide Straps	3010	Wash Tongues and Heads
Trim Weasands	3010	Bag Bungs
Flush Heads	3010
Pull Paunches From Gut Table	3010
Cut Off Knuckles	3010
High Wash	3010
Wash Foreshanks	3010
Saw Horns	3010
Pick and Screen Brains	3020
Save Pituitary Glands	3020
Put CO2 In Offal Boxes/Trim	3020
Pituitary Glands	3020
Cut Large Intestines To Length	3020
Box And Weigh Large Intestines	3020
Cut Small Intestines	3020
Feed Stricker Machines	3020
Strapper Operator	3020
Defat Intestines	3020
Box and Weigh Small Intestines	3020
Cattle Drive (Kill Floor Ramp)	3010
Tag Head Carcasses

FABRICATION

PERMANENT		TEMPORARY
CO2 Injection	3140	Pick Flap Meat	3160
Clean Floors	3140	Transfer Loin Tails	3170
Clean Floors	3160	Navel Flipper	3150
Contamination Trimmers	3140	Trolley Line	3170
Loin Turner	3169	Maja Feeder	3170
Pre ID	3169	Tail Flipper	3170
Floor Cleaner	3168	Dispense Co2 in Combo	3173
Clean Floor	3170	Shank Belt Picker	3173
Hydraulic Knuckle Puller	3172	Combo Plate Bones	3173
Clean Floors	3172	Combo Rib Caps	3173
Anyl Ray	3173	Combo Fat From Whiz Table	3173
Check Trim Belt	3173	Transfer Short Ribs	3176

Extruder Trapper Operator	3173	Feed Maja Skinner	3191
Make Boxes	3173	Pole Boxes	3166
Stack Boxes	3173	LFTB Dumper	3530
Check Bone Belt	3173	Watch Metal Detector	3530
Check Fat Belt	3173
Make Combos	3173
Box Femur Bones	3173
Combo Neck Bones	3173
Lean Pickers	3173
Feed Baader	3173
Floor Cleaner	3173
Watch Metal Detector	3173
Passout Gloves	3173
Clean Floors	3174
Clean Floors	3163
Clean Floors	3176
Bone Cleaner	3191
Bag and Box Meat	3166
(Except Chucks)
8300’s #2,#5	3166
Leaker Line	3166
Load Baggers	3166
8300 #7, 8, and 9	3171
Bag and Box Meat	3171
(Except Full Rounds)
Load Bagger	3171
Anyl Ray	3530
Box Chubs	3530
Labeler	3530
Combo Dumper	3530

MAINTENANCE

TEMPORARY

Take Refrigeration Readings

Clean-up Engine Room

Locker Room

BIDDING PROCESS

Section 1 Employees will start with assigned jobs. The job the employee is on the date a contract is signed shall be that employee’s job. When the bidding process begins, these jobs will be used as the starting point.

Section 2 Lead Man, Scalers, Quality Control, and Trainer jobs are not subject to bid but employees who wish to be considered for such assignments may file written requests for transfer to any of these positions. The Company shall select employees to fill these jobs from among employees having made requests for transfer. The parties recognize and agree that in compliance with the OSHA Agreement dated December 5, 1991, some of the jobs listed above will be excluded from the bidding process after job evaluation and ergonomic analysis and that some jobs will become involved in rotation requirements. It is agreed that jobs listed above and which are not modified or exempted from bidding during the term of this agreement shall be subject to the bidding process.

LAYOFF AND RECALL

Section 1 When department reductions are necessary, employees with the least amount of departmental seniority shall be laid off. Employees laid off from a department shall have the right to displace the least senior employee in the division whose seniority is less than the employee exercising displacement rights.

Section 2 A senior employee being laid off who does not wish to exercise displacement rights may elect to take a layoff but cannot there after exercise displacement rights until recalled in line with seniority to the employee’s department and subsequently laid off.

Section 3 Upon notification of a layoff the Company shall furnish the employees who have displacement rights with sufficient information to exercise their choice in order of seniority. The employee must indicate their intent within twenty-four (24) hours of notification of layoff.

Section 4 Employees shall furnish the Company in writing their address for the purpose of giving notices required. All notices shall be deemed to be given to employees when mailed to the last address furnished to the Company by the employee.

Section 5 Employees who exercise displacement rights under this section and are recalled to their original department in line with seniority but do not wish to return may remain in the department they displaced to and their seniority in that new department shall commence from the day they entered the department. Such employee will lose all seniority in their previous department but will not lose their accrued plant seniority.

Section 6 When recalling employees on layoff they shall be recalled in reverse order of layoff.

Section 7 Employees recalled from layoff will have five (5) working days to return to work after the date the recall notice is sent by certified mail, return receipt requested, with such notice sent to the last address provided by the employee. Employees failing to report within five (5) working days of the date the letter is sent will be considered as a voluntary quit.

Section 8 When day to day openings occur during layoffs due to absences/leave of absence such openings will be filled first in line of seniority of laid off employees present at the plant looking for replacement work provided the qualifications, ability to immediately perform the work, and physical abilities are equal among employees eligible for consideration.

Section 9 Absences in excess of twelve (12) months due to any reason shall cause an employee to forfeit employment. However, if unusual circumstances exist, that time limit may be extended at the Company’s sole discretion.

ORIENTATION

The Company agrees to allow, during new employee orientation, a Union Business Agent the opportunity to discuss the Union’s role at National Beef, Liberal, Kansas. Such presentations will not exceed thirty (30) minutes.

HOLIDAYS

Section 1 Regular full-time employees shall receive without working, pay at their straight time rate in effect at the time of the holiday for eight (8) hours per day (maintenance employees, scheduled on twelve (12) hour shifts, will receive twelve (12) hours holiday pay) for each of the following holidays provided they have worked their full scheduled work day immediately before and immediately after such holiday except in case of an excused absence which began not more than seven (7) calendar days before the holiday with the supervisors written permission or in the case of an emergency leave of absence as described under Funeral Leave or Leaves of Absence Section 9 contained here-in, which began not more than 14 calendar days before the holiday with the supervisor’s written permission.

Section 2 The holidays observed will be as follows:

New Years Day
Memorial Day
Independence Day
Labor Day
Veterans Day
Thanksgiving Day
Christmas Day
Christmas Eve Holiday

If a holiday falls on Sunday, it will be observed the following Monday.

Section 3 Probationary and part-time employees shall not be eligible for holiday pay.

Section 4 Holiday pay will not be considered time worked for the purpose of computing weekly overtime.

Section 5 All hours worked on a holiday will be paid at two (2) timed the straight time rate for time worked plus holiday pay.

Section 6 If a holiday falls within an employee’s vacation period that employee will be paid for the holiday in addition to their regular vacation pay once they have worked the full scheduled day preceding and following said vacation.

Section 7 Absences for the following reason will not effect the employee’s eligibility for holiday pay.

1.	Death of an immediate family member. This shall include husband, wife, father, mother, sister, brother, grandmother, grandfather, father-in-law, mother-in-law, aunts, uncles, children, step child or foster child living in the employee’s home in accordance with provisions outlined within this agreement.

2.	Jury duty/call in accordance with provisions outlined within this agreement.

3.	Duty with National Guard or Reserves in accordance with provisions outlined within this agreement.

4.	A tardy or home early the day before and/or the day after a holiday shall not disqualify an employee from receiving holiday pay provided:

A.	The tardy is less than three (3) hours.

B.	An employee who is sent home sick the day before or the day after a holiday provided the employee worked at least one-half ( 1/2) the scheduled shift.

VACATION

Section 1 Regular full-time employees shall be entitled to vacations with pay, equal to forty hours pay at the employee’s master rate or 1/52nd of the employee’s prior annual earnings as indicated by previously issued W-2, whichever is greater for the employee, at the end of each full and continuous year of employment with the Company as follows:

After one (1) year through three (3) years, one (l) week

After three (3) years through ten (10) years, two (2) weeks

After ten (10) years through twenty years, three (3) weeks

After twenty (20) years and all consecutive years, four (4) weeks

Section 2 To qualify for a paid vacation the employee must have passed their anniversary date and have worked at least forty-four(44) weeks during the preceding anniversary year. For the purpose of this section only, a week in which the employee works at least one (1) day will be counted as a week worked. Credit will be given in any one (1) anniversary year for weeks missed because of jury duty, vacation, a maximum of twenty-six (26) weeks of compensable injury, four (4) weeks of consecutive medical leave, one (1) week of Union leave, and two (2) weeks of leave for employees required to participate in the official activities as a member of the National Guard or any United States Military Reserve.

Section 3 A vacation bid sheet shall be prepared by March 30 of each year. Employees shall be given their preference of vacation based on departmental seniority provided the choice is made prior to April 15. After April 15, vacations will be scheduled on a first come first serve basis and subject to Company approval.

Section 4 Vacation will not accrue from year to year but must be taken the year following the date it is earned. If the vacation is not scheduled during the year, it will automatically be paid.

Section 5 Employees who file a timely request (two (2) weeks in advance) shall receive their vacation pay on a regular pay day immediately preceding the commencement of their vacation.

Section 6 The Company agrees to give due consideration to the preference of employees in scheduling vacations; however, the Company shall have final approval and decision in such matters and may limit the number of employees on vacation in any department so as to maintain efficient operations.

Section 7 Employees who have qualified for a vacation under this article at the time their employment is terminated will be paid for such vacation earned but not taken.

Section 8 It is understood by all parties that any adjusted seniority dates currently being used by the Company will remain in effect for the life of this contract for the purposes of calculating and accrual of vacation benefits.

Section 9 Upon request, all employees, with the exception of Maintenance and Load Out personnel, eligible for vacation, shall receive the Saturday prior to their vacation as an unpaid excused in advance absence, provided they have ninety (90) consecutive days of perfect attendance immediately preceding the start of such vacation. However, those employees who do not meet this criteria and request the Saturday off will be reviewed on an individual basis.

MEAL PERIODS—REST PERIODS

Section 1 Employees shall receive a meal period without pay of at least thirty (30) minutes and not more than one (1) hour with time and length scheduled by company. This meal period shall be scheduled no earlier than the fourth and one-half (4- 1/2) hour nor later than the fifth and one-half (5- 1/2) hour, unless six (6) hours completes the work day.

Section 2 Employees shall be allowed a paid fifteen (15) minute rest period which shall commence anytime during the third hour of work each day. Time shall be determined from and to the work station and scheduled by the company.

Section 3 If the Company has scheduled more than eight (8) hours work for the day, an additional paid rest period shall be scheduled by the company after the meal period and before the end of the shift.

Section 4 If the Company has scheduled more than ten (10) hours work for the day a third (3rd) rest period shall be scheduled by the Company more than one and one half (1  1/2) hours after the second (2nd) rest period and before the end of the shift.

Section 5 If unscheduled overtime results in employees working more than eight (8) hours the second (2nd) paid rest period will be set by the Company during the ninth (9th) hour of work and if more than ten (10) hours the third (3rd) paid rest period will be set by the Company during the eleventh (11th) hour of work. In the event an Employee’s shift goes beyond twelve (12) hours a fifteen (15) minute paid rest period will be set during the thirteenth (13) hour of work.

Section 6 For the purpose of this Article, a work day which exceeds the scheduled shift ending time by seven (7) minutes or less shall not be a qualifying factor for rest periods as outlined in the previous sections.

Section 7 In establishing the second (2nd) or third (3rd) break the Company shall have the option of observing the break or allowing pay in lieu of such break.

EQUIPMENT FURNISHED BY THE COMPANY

Section 1, The Company will provide the employees and the employees will assume the obligation to return or pay for the following items should the Company determine their job requires said items. Steel-toed rubber boots for maintenance employees, steels, pouches, mesh, cotton, cut resistant, or any other type of gloves, knives, ear protection, maintenance hand tools, and safety equipment required by the Company or government with the exception of proper and reasonable foot wear which shall continue to be the responsibility of the employee unless other-wise noted.

Section 2 Employees issued Company owned equipment shall sign a receipt for such equipment and agree to be responsible for the safe and efficient use of the same and for its custody until returned to the company. Company owned equipment which is not returned to the Company or is damaged prior to its return will be paid for by the employee. In such cases the Company may deduct the cost of the item from the employee’s wages.

Section 3 Those employees using tools and equipment furnished by the Company will be paid for the time spent preparing and repairing, provided such preparation and repair are required by the Company. The Company may at its option assign specific employees to perform such duties.

Section 4 The Company will provide an employee or employees to sharpen knives for all employees required to use knives.

Section 5 The Company will issue and provide for the laundering of cotton gloves and frocks to employees whose job requires such items. These items remain Company property, employees have the same obligation to properly care for the items and to return or pay for the items and to return or pay for such issued items. Replacement will be provided only upon return of the dirty items.

Section 6 The Company shall replace, at no cost to the employee, rubber gloves, aprons and plastic sleeves for all packaging and saw operator, slaughter, hide room, and rendering employees provided the worn out item is exchanged and no evidence exists of deliberate destruction of the item.

Section 7 The Company shall replace, at no cost to the employee, hairnets, provided the worn out item is exchanged and no evidence exists of deliberate destruction of the item.

Section 8 The Company will give all employees the option of payroll deducting insulated boots provided they are ordered through the Company.

Section 9 The Company will give employees the option of payroll deducting freezer coats provided; the employee works in an area where the Company feels they would be of benefit and the freezer coat is ordered through the company.

NO STRIKE—NO LOCKOUT

Section 1 The Union agrees that neither it nor any of the employees in the bargaining unit covered by this agreement will collectively or individually authorize, cause, ratify, condone, aid or take part in any strike, slow down, work stoppage, sit down, picketing or in any other interference with work during the term of this agreement. In the event any employee shall engage in any of said activities, the employee shall be subject to immediate discharge.

Section 2 The Company agrees that it will not lock out any of the employees covered by this agreement; it being understood that the Company’s exercise of its rights under this agreement shall not constitute a lock out.

EMPLOYEE MEAT PURCHASE PLAN

The Company agrees that it shall have an employee meat purchase program. The Company will have the sole discretion of all pricing, standards methods of payment and hours of operations. These exclusive rights are vested entirely in the Company.

GRIEVANCE PROCEDURE

Section 1 In the event a grievance should arise between the Union and the Company or between a regular full-time employee and the Company over a matter alleged to be a violation of a part of this Agreement, the grievance shall be processed as follows:

STEP ONE—The aggrieved employee(s) shall discuss the matter with the employee’s immediate supervisor within two (2) working days of the incident or the matter will be considered closed. If the employee and immediate supervisor are not able to resolve the matter within the two (2) working days following discussion, the aggrieved employee may then appeal the matter to the next step.

STEP TWO—If the matter is appealed to the second step, the grievance shall be reduced to writing, signed by the aggrieved employee and presented to the Departmental Superintendent. All grievances except those regarding a discharge must be filed in writing at this step within seven (7) calendar days after the date of the commission of the alleged offense. Any grievance involving a discharge must be filed within five (5) calendar days after the discharge. Any grievance not filed in writing at this step within these time limits will be considered as untimely and waived. Following receipt of the written grievance, the Departmental Superintendent or other Company representative shall provide a written answer to the grievance within five (5) calendar days. If the matter is not resolved, the Union may appeal the matter to the next step.

The written grievance shall identify:

a.	the general facts giving rise to the grievance

b.	the complaint of the grievance

c.	and the relief requested.

STEP THREE—A Union Steward or business agent may appeal the grievance by presenting a copy of the grievance and the Departmental Superintendent’s written answer to the Divisional Manager within seven (7) calendar days of the date of the Departmental Superintendent’s answer. The Union and Company shall discuss and attempt to resolve the matter. The Company shall provide the Union with a written answer within seven (7) calendar days after their discussion. If the matter is not resolved, the Union may appeal the matter to the next step.

PRE ARBITRATION—Within seven (7) days after the date of the Company’s written answer a Staff Representative of the Local Union may request a meeting with the Vice President, General Manager to see if the grievance can be resolved prior to Arbitration. This meeting will be held at a mutually convenient time and each party may include such additional parties as they choose. If the matter is not resolved, the Union through a Staff Representative may request Arbitration of the grievance. Such request shall be file in writing within fifteen (15) days after the meeting.

ARBITRATION—If within ten (10) days after receipt of such written request, the parties are unable to agree on an arbitrator, either party may request a list of five (5) names from the Federal Mediation and Conciliation Service. The Union shall strike two (2) names from the panel of proposed arbitrators and submit such two (2) names to the company within ten (10) days after the Union’s receipt of the panel. The Company shall then strike two (2) names and submit the same to the Union within ten (10) days after the Company’s receipt of the names stricken by the Union. The remaining name on the panel of arbitrators shall act as the arbitrator of the dispute. The arbitrator’s decision in the grievance shall be final and binding on the parties, provided he shall not have authority other than to apply terms and conditions specifically set forth in this Agreement. The arbitrator shall submit his decision in writing within thirty (30) days after the conclusion of the hearing or date for submission of briefs. The compensation and necessary expenses of the arbitrator shall be shared equally by the Company and the Union.

In the event an employee is reinstated by an arbitrator, the maximum liability of the Company shall be the employee’s lost National Beef Packing Company earnings reduced by all compensation received by the employee during the discharge period from other employment, unemployment compensation, workers compensation or other earnings.

Section 2 The presentation of the grievance is to be made on Union Representatives and employees own time at all steps of the process except that members of the grievance committee shall be paid for work time missed while attending the Step Three (3) meetings and Pre-Arbitration meetings.

Section 3 The settlement of any grievance from and after Step Two (2) will be reduced to writing and signed by both parties. Such settlement shall be final and binding on all parties to the matter.

Section 4 The time for perfecting any step of the grievance procedure may be extended by mutual agreement of the Company and the Union. Extension agreements shall be in writing and signed by a representative for both the Company and the Union.

Section 5 A grievance committee of not more than three (3) regular full-time employees shall be designated by the Union from its members. The Union shall advise the Company in writing of the names of committee members and any changes. This committee shall be permitted time off with pay to attend Step Three (3) meetings and Pre-Arbitration meetings.

Section 6 At any step in this grievance procedure, the Executive Board of the Local Union shall have the final authority, in respect to any aggrieved employee covered by this agreement, to decline to process a grievance, complaint, difficulty or dispute further if in the judgment of the Executive Board such grievance or dispute lacks merit and lacks justification under the terms of this agreement to the satisfaction of the Union Executive Board.

Section 7 The Company will provide a copy of the Employee Action Record Form, Should discipline be issued, to the effected employee.

SAVINGS CLAUSE

It is assumed by the parties hereto that each provision of this contract is in conformity with all applicable laws of the United States and the State of Kansas. Should it later be determined that it would be in violation of any legally - effective Governmental or State Order or Statute to comply with any provision or provisions of this Agreement, the parties hereto agree to renegotiate such provision or provisions of this Agreement for the purpose of making them conform to such Governmental or State Order or Statute, and the other provisions of this Agreement shall not be affected thereby, but shall remain in full force in effect.

WAIVER

Section 1 The Company and the Union, for the term of this agreement, each voluntarily and unqualifiedly waives the right, and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter referred to or covered in this Agreement or with respect to any subject or matter not referred to or covered in this Agreement, even though such subjects or matters may not have been within the knowledge or contemplation of either or both of the parties at the time that they negotiated or signed this Agreement.

Section 2 The parties acknowledge that during the negotiations which resulted in this Agreement each have had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining and that the understanding and agreements arrived at by the parties after and exercise of that right and opportunity are set forth in this Agreement.

Section 3 This is the complete agreement defining all wages and benefits to which any employee may be entitled and it is expressly understood and agreed that the Company has no obligation to pay wages or benefits other than those specifically provided herein.

Section 4 In the event a new job is created during the term of this agreement, the Company shall discuss the applicable rate for the job with the Union. In the absence of agreement, the Company shall establish a grade and post the job. After the job has operated thirty (30) days and if agreement is not then reached, the Union may grieve the grade so established.

SUBCONTRACTING

The parties to this Agreement have discussed subcontracting of work being performed by bargaining unit employees and agree as follows:

Both parties desire to minimize the effects of subcontracting on the job security of employees and will work to that end.

When subcontracting of any existing operations becomes necessary or desirable, in the sole judgment of the Company, the Company will notify the Union. If the Union desires to discuss the effects on the job security of the employees, the parties will meet for that purpose. The Company agrees to delay any layoffs caused by subcontracting until at least two (2) weeks subsequent to the Company’s notice to the Union of the Company’s intention, so that the parties have ample time to suggest methods of avoiding the layoffs or minimizing their adverse effects. The Company further agrees not to subcontract an entire department.

LEAVES OF ABSENCE

Section 1 The Company may grant leaves of absence to regular full-time employees. While on a leave of absence, the employee’s seniority shall continue; the time on leave will not be considered as time worked and the Company may grant the leave with continuation of insurance benefits, for thirty (30) calendar days.

Section 2 PERSONAL LEAVE—A leave for personal reasons may be requested in writing and if approved by the Company, may be granted for up to thirty (30) days and extended for additional terms not to exceed thirty (30) days upon Company approval.

Section 3 MEDICAL LEAVE—A leave for non-work related medical reasons may be requested in writing and shall be accompanied by explanation from the employee’s physician. Medical emergencies verified by the Company shall entitle the Company, at its discretion, to place the employee on medical leave. Medical leaves, if granted, shall be for an initial period of not more than one hundred and eighty (180) days with continuation of insurance during such time and subject to termination sooner upon recovery if such occurs within the initial period. If the medical condition continues, the leave may be extended by the Company under such conditions, with or without benefits, and upon such medical confirmation as the Company requires, including examination by a physician selected by the Company. Failure to immediately notify the Company and offer to return to work upon release by the treating physician shall be a breach of the terms of a medical leave and grounds for discharge.

Section 4 UNION LEAVE

A. Not more than two (2) regular full-time employees who become elected or appointed to a full-time position with the Union, and upon written confirmation from the Union, shall be granted a leave of absence without pay or benefits and with continuing seniority for a term not to exceed the life of this Agreement. Upon one (1) week notice of their desire to return to work they shall be placed on their job previously held without loss of seniority, provided they report for work within thirty (30) calendar days of the date their full-time position with the Union terminates.

B. Regular full-time employees chosen by the Union to attend Union business outside the plant, shall with permission of Company Management, be granted a leave of absence without pay for a period not exceeding thirty (30) days. The Company may limit the number of such employees granted leave to three (3) with no more than two(2) from any single department require confirmation of the Union business from the Union office and require advance notice of the need for such leave.

Section 5 MILITARY LEAVE—Regular full-time employees who leave their employment with the Company to enter active military service will retain all rights to reemployment as are granted by law. Regular full-time employees who are members of the National Guard or United States Military Reserve will be granted leaves or absence to attend required training periods upon providing the Company with written confirmation of such drills or training periods within two (2) working days of the receipt of any orders or any other written notification that the employee may have received.

Section 6 JURY LEAVE—A regular full-time employee called to jury duty in the County, State or Federal Courts shall be granted a leave for jury duty service upon presenting the employee’s immediate supervisor a copy of the summons within two (2) working days of the receipt of the summons. Provided the employee complies with the advance notice requirement said employee will be paid the amount they would have earned had they not been prevented from working by the jury service, but not to exceed eight (8) hours per day or forty (40) hours per week. Maintenance employees, scheduled on twelve (12) hour shifts, shall be paid up to twelve (12) hours per day and/or a maximum of thirty-six (36) hours per week. To qualify for such pay, the employee shall pay to the Company the amount received for jury service, retaining any amounts received as expenses in excess of the daily pay for such jury service. Employees released from jury duty during the employee’ s scheduled working hours or prior to the employee’ s scheduled working hours shall promptly notify their supervisor who shall either excuse them for the balance of that shift or require them to report for work.

Section 7 Employees on leave of absence are required to notify the Company promptly if the reason the leave was requested no longer exists. Failure to do so shall be grounds for immediate termination of the leave or for discharge.

Section 8 Any employee on any type of leave who commences work for any other person or firm or who commences a self employment venture shall be deemed to have voluntarily quit their employment.

Section 9—Reasonable time off without pay, length of time to be determined by the Company, however, such excused absences shall not exceed seven (7) days, will be granted to employees who have personal proceedings with the Immigration and Naturalization Service, provided documentation verifying the days of release is furnished in advance.

FUNERAL LEAVE

Section 1 Absences due to the death of a member or the regular full-time employee’s immediate family will be treated as an excused absence. A regular full-time employee so absent will be paid for those days which are scheduled as work days for the employee provided they are on the active payroll. The employee will be paid at their master rate eight(8) hours pay, except maintenance employees scheduled on twelve (12) hour shifts, will receive twelve (12) hours pay, for each of three consecutive days (one of which must be the day of the funeral) on which the employee would otherwise be scheduled to work.

Section 2 The employee must notify the Company of the purpose of their absence on or before the first day of such absence.

Section 3 The employee shall be required to furnish proof satisfactory to the Company of the death, the employee’s relationship to the deceased, the date of the funeral and the employee’s actual attendance at the funeral.

Section 4 Any funeral pay shall not be included in the computation of overtime or any other type of premium pay.

Section 5 Immediate family shall be defined as the employee’s spouse, child, mother, father, sister, brother, grandmother, grandfather, father-in-law or mother-in-law, step child or foster child living in the employee’s home.

Section 6—Reasonable time off, without pay, length of time to be determined by the Company, will be granted to employees who will be traveling to a distant location to attend the funeral of an immediate family member, as defined in Section five (5).

EROGONOMICS

Section 1, Ergonomic/Safety Program:

•	The Company will assure that significant attention is given to ergonomic/safety issues in the plant.

•	The Company recognizes that worker involvement is crucial to the success of any ergonomic/safety program.

•	The Company agrees to evaluate new economically feasible technology and process changes for ergonomic risk factors prior to implementation.

•	The Ergonomic/Safety Program includes a full-time monitor position, nine (9) ergonomic/safety monitors and a joint labor/management ergonomic/safety committee.

Section 2, Full Time Ergonomic Monitor: The monitor will be responsible for:

•	Discussions with employees on ways to improve their jobs.

•	Submit projects to management for consideration.

•	Work with management on ergonomic projects.

•	Set an agenda and meet monthly with ergonomic monitors to discuss projects in their designated areas and any problems they are having with the program.

•	Attend joint labor/management ergonomic/safety committee meetings.

•	Document progress on ergonomic projects for the joint labor/management committee and give these to the monitors for their designated areas.

•

Regularly review the list of workers on light or alternate duty jobs, as well as those in the conditioning program and what jobs they are performing, with the Company Nursing Department. The Nursing Department should work with the full-time ergonomic monitor if problems arise regarding the job assignments for injured workers. The full-time ergonomic monitor can troubleshoot with these types of problems.

Section 3, Joint Labor/Management Ergonomic/Safety Committee: Committee members will be responsible for:

•	Assuring worker input in the identification and resolution of ergonomic hazards.

•	The members of the Ergonomic/Safety Committee will receive two (2) days of training by the Company. A half-day refresher course will be held annually.

•	The Committee will meet monthly to review and discuss program progress and related issues.

•	The Committee will receive from the Company justification when economically feasible engineering controls were tested and not implemented.

•	The Committee will periodically review copies of the OSHA 200 log.

Section 4, Ergonomic/Safety Committee Monitors

•	This committee shall consist of no more than ten (10) bargaining unit employees, all designated by the Union, 1 (one) full-time monitor, two (2) each from Fabrication A-Shift and B-Shift, one (1) each from Slaughter A-Shift and B-Shift, one (1) from Hides, one (1) from Rendering, and (1) from Maintenance.

•	The ergonomic monitors (EM) will have a designated area of responsibility, such that the entire plant will be covered.

•	The EM will work with the Company, Safety Department, the joint labor/management Ergonomic Committee and the full-time monitor providing input into the identification of ergonomic stressors, analysis of those jobs, and the development and evaluation of recommended solutions.

•	The EM will conduct a twice-monthly walk-around inspection of a designated area to assist in the identification of problem areas and offer potential solutions.

•	The EM will be included in all pending ergonomic projects in their areas and they will be provided time to consult with the workers affected to explain any changes and to assist in gathering employee feedback.

•	The EM will be provided with ergonomic hazard report forms to submit suspected problem areas to the Company.

•	The Company will post pictures of monitors including the EM’s name and work area on the ergonomic bulletin board in the main hallway.

•	The EM will meet monthly with the joint labor/management Ergonomic Committee.

•	The EM will be granted a minimum of four (4) hours each month to conduct these activities.

PENSION FUND

Section 1, The Employer shall contribute nineteen dollars ($19.00) per month on behalf of each and every eligible employee, provided they meet the requirements for eligibility each such month. Upon ratification and through year three (3) of the CBA, the monthly contribution amount shall increase $1.00 each anniversary year. During year four of the CBA, the amount shall increase $2.00 upon the anniversary year.

Section 2, Eligibility for pension contributions shall be defined to include any employee who has completed at least 12 months of employment with the Employer, provided that each such employee, for each such month of employment, in order to be eligible, shall have worked or earned a minimum of eighty (80) hours of straight-time, overtime, holiday and/or vacation for each such month, but excluding persons on unpaid leaves of absence due to disability or workers compensation injuries.

Section 3 New employees shall not be eligible to participate in the Employer’s 401K plan.

Section 4 The Union agrees to a “free look rule” (ERISA Sec. 4210) which exempts the Employer from any withdrawal liability for up to six (6) years after executing a Participation Agreement with the UFCW Union Industry Pension Fund.

HEALTH BENEFITS

Health Benefits will become effective “upon ratification of this agreement”. This is a summary of benefits. Details will be included in the contract from the provider. Premiums for employee health insurance upon ratification of this agreement will be at $10.00 per week and will increase an additional $1.00 each anniversary year of this Agreement.

EE/FAM	EPO	OUT OF NETWORK	PPO	OUT OF NETWORK
Office Visit Co-Pay	$15	Ded. + 30%	Ded. + 20%	Ded. + 40%
E R Deductible	$0	$50	$25	$50
Deductibles	$100/$300	$300/$900	$150/$450	$300/$900
Co-Insurance	90/10	70/30	80/20	60/40
Out of Pocket Max	$1,100/$3,300	$3,300/$9,900	$2150/$6,450	$3,300/$9,000
Hospital Stay	$100/Day-4 Day Max	Ded. + 30%	Ded. + 20%	Ded. + 40%
Lifetime Maximum	$1,000,000
Eligibility	180 Days

DENTAL PLAN:
Deductible Type A (Cleanings) Type B (Fillings) Type C (Bridges)	$50/$100 100% After Ded. 80% After Ded. 50% After Ded.
Maximum	$750/$1,500

VISION PLAN:
Deductible	0
Frames	$14.00
Single Vision Lens	$10.00
Bifocal Lens	$15.00
Trifocal Lens	$17.50
Aphakle of Lenticular	$17.50
1 Eye exam per year per subscriber	$17.00

PCS Card:	Formulary or Generic Prescriptions at $12.50
Name Brand Prescriptions at $17.50

All regular, full-time employees will become eligible for $5,000 in life insurance, at no cost to the employee, on the first (1st) of the month following said employee’s first (1st) 365 days of continuous service.

DISABILITY INSURANCE

Section 1 Disability insurance will be provided for all bargaining unit employees. Weekly benefits will be paid if an employee is deemed eligible for such benefits. The determination of eligibility will be vested exclusively in the Company.

Section 2

A.	Effective through 12/23/02, the weekly benefit amount will be $200.00. The calendar year maximum will be $2,000.00. On 12/23/02 eligible employees will receive a weekly benefit amount of $210.00 with a calendar year maximum of $2,100.00 to remain in effect for the duration of the agreement.

Section 3

A.	To be eligible during an illness the employee must be off work with a physician’s verification for a period of not less than eight (8) consecutive days.

B.	To be eligible during an injury the employee may qualify on the first (1st) day provided the employee can provide a physicians statement showing that the time off required for the injury will exceed eight (8) consecutive days.

C.	Eligibility—A new employee will become eligible for disability insurance on the first (1st) of the month following said employees first (1st) 365 days of continuous employment.

WAGES

Section 1 The wage schedule for employees covered by this Agreement shall be as follows:

A. Slaughter Division and By Products Division

Grade	Upon Ratification	12/18/00	12/17/01	12/23/02
Base	9.50	9.70	9.95	10.25
1	9.60	9.80	10.05	10.35
2	9.70	9.90	10.15	10.45
3	9.80	10.00	10.25	10.55
4	9.90	10.10	10.35	10.65
5	10.05	10.25	10.50	10.80
6	10.45	10.65	10.90	11.20
7	10.70	10.90	11.15	11.45
8	10.90	11.10	11.35	11.65

B. Processing Division

Base	9.20	9.40	9.65	9.95
1	9.30	9.50	9.75	10.05
2	9.40	9.60	9.85	10.15
3	9.50	9.70	9.95	10.25
4	9.70	9.90	10.15	10.45
5	9.75	9.95	10.20	10.50
6	10.15	10.35	10.60	10.90
7	10.40	10.60	10.85	11.15
8	10.70	10.90	11.15	11.45

C. Maintenance Division

Base	9.50	9.70	9.95	10.25
1	9.55	9.75	10.00	10.30
2	9.80	10.00	10.25	10.55
3	10.05	10.25	10.50	10.80
4	10.45	10.65	10.90	11.20
5	11.30	11.50	11.75	12.05
6	11.85	12.05	12.30	12.60
7	12.20	12.40	12.65	12.95
8	13.00	13.20	13.45	13.75

D. The starting rate for new employees shall be $0.50 below the base. Upon qualification on the job, the employee will be paid the full qualified rate of the job.

Section 2 All Employees who work between the hours of 6:00 P.M. and 6:00 A.M. will be paid twenty cents ($0.20) per hour over their regular rate except no premium will be paid on the day shift kill if the kill starts less than forty-five (45) minutes prior to 6:00 A.M.

Section 3 Any employee who does not receive an increase during any year of this Agreement due to the fact their original rate of pay prior to this Agreement was higher than wage grades/rates agreed to by both the Company and the Union, for the term of this Agreement will not have their wages reduced provided that the employee stays on the same job through the term of this Agreement.

BASE RATE

Slaughter	Fabrication
Tub, Cheek, Lips Hdmt	Clean Floor
Split Heads/Remove Brain	Extruder Operator
Remove Brain/Pick Brain	Check Trim & Fat Belts
Save Pit Gland	Make Combos
Pack Salivary Glands & Tendon	Pull Paddle Bones
Hang Paunch	Make Trim Boxes
Ethicon Machine	Supply Room
Measure String	Sealer

Ethicon Counts & Pack	Unhook Chucks
Flush Intestine	Knife/Glove Room
Split Intestine	Box Chubs
Pack Intestines	Bag Meat
Squeegee	Hang Off Chucks
Save Fetal Blood	Label Boxes
Condemned Room	Rework Leakers
Pack Tripe	Anal Ray
Pack Inedible	Meat Puller
Drive Cattle (ramp)	Knuckle Puller
Remove Hind Leg	Remove Front Feet
1st Hang off	Box Liner and Label Inv.
2nd Hang off
Dehorn
Strap Hides
Tag Carcasses & Heads	Offal Pack Room
Clean up Man (Hides)
Hock Blower	Offal Packers
Remove Knuckles
Flush Heads
Cut Cardio Artery
Palpate Tongues
FPS
Remove Tail & Tendon
Remove Tunic Tissue	Maintenance
Tag Hot Weight
Run Fetal Blood/Freezer Man	All Maint. New & Rehires
Watch Runaways
Cold Chain Feeder

Quality Assurance
Chill Box (Hotbox Spacers)
Trim Sweetbread
All New & Rehires

By-Products
Fat Separator (Chopped Beef)

GRADE 1

Slaughter	Fabrication
Trim Glands	Box Machine Operator
Pull & Separate Lg Intestine	Hang Rounds
Scissor Intestine	Clean Bones

Rail Off/Rail Sacker	Box Mean/Except Chucks & Rounds
Ear Tag Remover	Pull Chux Short Rib
Hide Puller Helpers	Employee Meat Orders
Head Trim	Cap Meat
Incise Cheeks	Hanging Tenders
Heart Inciser	Hang off Fores
Trim Lung & Remove Heart	Feed Chain/Pull Tag
Save Fat	Trim Flank Steaks
Pull Paunches	Trim Clods
Save Pancreas	Trim Chuck Tenders
Tie Gut Sets	Cut off Brisket/Hanging Tenders
Save Inedible. Heart, Lung, Liver	Reject Line
Neck Trim	Trim Inside & Outside Skirts
Remove Spinal Cord	Unhook Ribs/Navel
Tail Wash & Trim	Re-trim
High Trimmers	Trim Necks
Laundry	Stack Trim
Line Palletizers	Trim & Load Fat Cattle
Cattle Driver (Yards)	Trim Shank Meat
Remove Kidney	Cut off Clods
Rail Off & Roll Angus	Case Scaler
USDA Roller Man	Triangles
Midline Trim	Drop Flank
Cut Hyoid Bone	Whizzard Operator
Forklift Operator	Rose Meat
Remove Sweetbreads	Trim and Pack Kidney
Cut and Hang Honeycomb	Flap Meat
Cut Intestines to Length	Trim Rib/Short Rib
Trim Weasand	Trim Forequarters
Trim Paunch	Cut off Paddle Bone
Trim Sweetbreads	Box Loader
Box Stacker
High Stand Trimmer
By Products
Green Hide Trimmer
Chopped Beef Boxer
Hide Droppers/Trimmers
Strapper Operator

Maintenance
Electrician
Refrigeration
Power Plant

Generation
P/S (Scale)	Maintenance
Warehouse	Welder
Corrugated Waste	Machinist
Pallet Repair	Kill Mechanic
Rendering	Material Transfer
Fabrication	Draftsman
Construction	Forklift Mechanic
Shop Mechanic

GRADE 2

Slaughter	Fabrication
Whizzard Knife	Loin Wings
Trim Tongue	Trim Briskets
Remove Peck	Trim Strips
Open Paunch	Trip Top Butts
Round Runner	Trim Button Butts Ball/Tri
Unload & Wash Pens	Trim Insides
Computer Rail Off	Trim Goose Necks
Pull Fat	Trim Knuckles
Strip Weasand	Box Chucks/Rounds
Trim Liver/Hearts	Trim Eyes & Flats
Loadout	Separate Briskets from Chux
Shackler	Line Box Picker
Knocker	Remove Brisket Bone
Pre-Gut	Trim Brisket
Remove Interior Pizzel/High Trim	Seam out Bottom Butt/Split Butt
Remove Tendon	Pull Flank
Panel Operator
By Products	Back Strapper
Tank puller	Computer
Head Trimmer	K-Pac
Forklift op. (Hides)	8300

Maintenance
Electrician
Refrigeration
Power Plant
Generation
P/S (scales)
Warehouse
Rendering

Fabrication
Construction
Forklift Mechanic
Welder
Machinist
Kill Mechanic
Shop Mechanic

GRADE 3

Slaughter	Fabrication
Scald Tripe	Brisket Boner
Mgt. Scale Computer Input-Cooler	Seam Rounds
Saw Brisket	Packaging Utility Person
Cut off Heads	Packaging Analyst
Drop Tongues	Pull 13th Bone
Hot Scaler	Panel Operator/Ground Beef
Clear Gullets	Trim Navels
Manifester	Trim Tenders
Bung Dropper	Bone Shoulders
Chisel Heads	Bone Shanks
Rod Weasand
Sticker
Hang Heads	Maintenance
Shop Mechanic
Electrician
Refrigeration
Power Plant
Generation
P/S (Scales)
By Products	Rendering
Basement Op	Fabrication
Skim Tank/Feed Grade Op	Construction
Grader/Folder	Forklift Mechanic
Stacker	Welder
Green Hide Graders	Machinist
Dryer Operator	Kill Mechanic

GRADE 4

Slaughter	Fabrication
Lead Man—Tripe	Bone Strips
Saw/Rib Man	Box Manifester
Lead Man—Ethicon	Drop Knuckles
Lead Man—Intestine Room	Drop Rounds
Freezer Man/Forklift Op	Bone Navels
Mark Pattern/Open Front Shank
Pull Inside Skirts	Maintenance
Remove Pizzle/Open midline
Trim Rail	Shop Mechanic
Clear Necks	Electrician
Templer	Refrigeration
Outside Rails	Power Plant
Generation
P/S (Scales)
Machinist
Kill Machinist
Rendering
By Product	Fabrication
Blood System/Hammer Mill	Construction
Forklift Op/Load Meat	Forklift Mechanic
Cooker Op	Welder

Quality Assurance
QC Scaler

GRADE 5

Slaughter	Fabrication
Cheek	Aitch Boner
Rumper
Flankers
Lead Man—Freezer Loadouts	Maintenance
Rim Over Brisket	Shop Mechanic
Hide Puller Skinner	Electrician
Lead Man—Cooler/transfer chain	Refrigeration
Hide Puller Op	Machinist
1st Leg	Kill Mechanic
2nd Leg	Power Plant
Generation
By Products	P/S (Scales)
Flume/Flesher	Rendering
Lead Man-Hide Take-Up	Fabrication

Rend. Op (Edible Rend. tallow Op)	Forklift Mechanic
Tissue/chopped beef Op	Welder

GRADE 6

Slaughter
Knife Grinder
(Air Knife/Straight Knife)	Fabrication
1st Butter	Hind Quarter Saw
2nd Butter	Chux Saw
Rib & Navel Saw
Maintenance	Shell Saw
Refrigeration	Rib Saw
Electrician	Strip Saw
Shop Mechanic	Knife Forequarters
Kill Mechanic	Well Saws/Hydraulic Saw
Power Plant	Red Hat (+$0.15)
Generation
P/S (Scales)
Rendering
Fabrication	Quality Assurance
Forklift Mechanic	QC Lineman
Welder
Machinist

By Products
Lead Man—Flesher
Lead Man—Gel Bone

GRADE 7

Slaughter	Fabrication
Gutter	Mark Paddle Bones
Saw Man	Bone Butts
Lead Man—Offal Floor	Drop Hinds

By Products
Lead Man—West Rendering

GRADE 8

Slaughter	Fabrication
Lead Man - Kill Floor	Trainers
Pull Tenderloins
Chuck Boners
Pull Clods
Bone Ribs

MISCELLANEOUS

BULLETIN BOARDS

The Company will provide for the Union’s exclusive use a bulletin board in the main hallway and a bulletin board in the walk-in entrance of Security for the Union to post its notices.

EDUCATION, SAFETY AND CULTURAL FUND

Section 1 The Employer agrees to contribute, the following amounts per year to the UFCW District Local Two Education, Safety and Cultural Fund:

Section 2 The Employer hereby agrees to be bound by the terms of the Trust Agreement which governs the operation of the Fund and hereby agrees to accept the Employer Trustees of the Fund who have been selected as provided therein, as its representatives in the joint administration of the Fund.

Section 3 The foregoing contributions shall be utilized by the trustees of the Education, Safety and Cultural Fund for the operation of an Education, Safety and Cultural program pursuant to such terms and conditions and rules and regulations which the Trustees may hereafter adopt. Said Fund shall have its principal office in the City of                      and shall be administered by a board of Trustees consisting of an equal number of Union and Employer Trustees selected in accordance with the Declaration of Trust.

Section 4 The Employer hereby acknowledges the provisions of the Trust Agreement dealing with the authority of the Trustees to compel and enforce payment of contributions required.

Section 5 The rules of eligibility for coverage, waiting periods for coverage and the benefits to be provided to employees and/or their dependents shall be as provided in the plan of benefits of the fund. The provisions contained in this Article regarding the dates for the payment of contributions to the Fund shall not bear upon the date when coverage commences.

MEMORANDUMS OF UNDERSTANDING

I. Layoff & Recall, Section 9

Any employee who was placed on a leave of absence prior to the ratification of the 1999 Collective Bargaining Agreement will remain under the negotiated agreement of the previous Collective Bargaining Agreement in regard to Layoff and Recall, Section 9. These employees will not forfeit employment unless they exceed a leave of absence period of eighteen (18) months.

II. Contract Printing/Translation

The parties agree that the contract and insurance summary of benefits will be printed in English,

Spanish and Vietnamese. The Union will translate the above, into Vietnamese, at their sole expense. The Company will print the above at their sole expense.

The parties recognize that the translations are being done for the convenience of the bargaining unit employees. The Company and Union have agreed, however, that the English version will rule in all matters.

DURATION OF TERMINATION

This Agreement shall become effective and remain in full force and effect from the 20th Day of December, 1999 until midnight on the 21st day of December, 2003. Either party may, on or before sixty (60) days prior to December 21, 2003, give notice to the other party of the desire of the party giving such notice to terminate the Agreement. If such notice is not given, the Agreement shall renew itself for successful one year period until such notice is given.

For the Company

/s/ George Hall—Human Resource Director	/s/ Steve James—Vice President, General Manager

/s/ Sheila Burke—Asst Human Resource Director

For the Union

/s/ Tom B. Price—President, UFCW District Local 2	/s/ Nicholas Romero—Business Agent, UFCW District Local 2

/s/ Martin Rosas—Business Agent, UFCW District Local 2	/s/ Mylinda Howell—Hourly Production Worker

/s/ Libby Garcia—Business Agent, UFCW District Local 2	/s/ Thach Cao—Hourly Production Worker

/s/ Dorothy J. Parker—Hourly Production Worker	/s/ Efrain P. Brito Gonzalez—Hourly Production Worker

/s/ Salvador Regaldo—Hourly Production Worker	/s/ Gilberto Rojas—Hourly Production Worker

/s/ Leroy Earnest—Hourly Production Worker	/s/ Sonia E. Hernandez—Hourly Production Worker

/s/ Van Dewey Rucker—Hourly Production Worker